As filed with the Securities and Exchange Commission on May 4, 2016
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Underthe Securities Act of 1933
MALLINCKRODT PUBLIC LIMITED COMPANY
(Exact name of Registrant as specified in its charter)

Ireland	98-1088325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Perth House, Millennium Way,
Chesterfield, Derbyshire S41 8ND, United Kingdom
(Address of principal executive offices)

Telephone: +44 124 626 3051
(Registrant’s telephone number, including area code)

Mallinckrodt Pharmaceuticals 2016 Employee Stock Purchase Plan
(Full Title of the Plan)

Michael-Bryant Hicks, Esq.
Senior Vice President and General Counsel
Mallinckrodt
675 James S. McDonnell Blvd.
Hazelwood, MO 63042 USA
(314) 654-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☐
CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Ordinary Shares, par value $0.20 per share	5,000,000	$61.47	$307,350,000	$30,951 (3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, par value $0.20 per share (“Ordinary Shares”), of Mallinckrodt plc, an Irish public limited company (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and low prices for the Ordinary Shares as reported on the New York Stock Exchange on May 2, 2016.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 25, 2015 (Commission File No. 001-35803);

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 25, 2015 and March 25, 2016 (Commission File No. 001-35803);

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on September 28, 2015, November 27, 2015 and March 22, 2016 (Commission File No. 001-35803).

(d) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form S-4 filed May 16, 2014 (Commission File No. 333-196054), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K or otherwise, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of Ireland.
The Registrant’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Act. The Irish Companies Act only permits a company to pay the costs or discharge the liability of a director or the Secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of the Registrant. Any obligation of an Irish company which purports to indemnify a director or secretary of an Irish company over and above this will be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.
In addition, the articles of association of the Registrant also contain an indemnity for executive officers (other than the directors and Secretary).
The directors of the Registrant may on a case-by-case basis decide at their discretion that it is in the best interest of the Registrant to indemnify an individual director from any liability arising from his or her position as a director of the Registrant. However, this discretion must be exercised bona fide in the best interests of the Registrant as a whole.
Irish companies may take out directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers. The Registrant has taken out directors’ and officers’ liability insurance.
The Registrant has entered or will enter into deeds of indemnification with each of its directors and Secretary (the “Deeds of Indemnification”), and Mallinckrodt Brand Pharmaceuticals, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Brand Pharma”), has entered or will enter into indemnification agreements with each of the Registrant’s directors and Secretary (the “Indemnification Agreements”), substantially in the forms filed as Exhibits 10.4 and 10.5, respectively, to the Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2013. The Deeds of Indemnification and Indemnification Agreements (together, the “Indemnification Arrangements”) provide, respectively, that the Registrant and Brand Pharma will, to the fullest extent permitted by law, indemnify each indemnitee against claims related to such indemnitee’s service to the Registrant, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee for an accounting of profits made from the purchase or sale by such indemnitee of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of any federal, state or local laws; (ii) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; or (iii) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). Because the Registrant is an Irish public limited company, its ability to provide indemnification is subject to the limitations under the Irish Companies Act specified above. The Indemnification Agreements provide for Brand Pharma to advance the indemnitee’s expenses subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Indemnification Agreements further provide that prior to seeking an indemnification payment or expense advancement from Brand Pharma under the Indemnification Agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy and shall request that the Registrant consider in its discretion whether to make such indemnification payment or expense advancement. The Deeds of Indemnification provide that the Registrant will consider whether to make such indemnification payment or expense advancement based on the facts and circumstances related to the request. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy, or from the Registrant, within five business days of the later of the indemnitee’s request of the insurer and his or her request of the Registrant, the indemnitee shall be entitled to receive such indemnification payment or expense advancement from Brand Pharma pursuant to the terms of the Indemnification Agreement. Any appropriate person or body consisting of a member or members of the Board of Directors of the Registrant (the “Board”) or any other person or body appointed by the Board who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel (if a change of control as defined in the Indemnification Arrangements has occurred), may preclude an indemnification payment or expense advance under the Indemnification Arrangements if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The Deeds of Indemnification provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows the Registrant to indemnify such indemnitee under its articles of association as then in effect, the Registrant will reimburse Brand Pharma for any related indemnification payments or expense advancements. Indemnification and advancement of expenses will not be made under the Indemnification Arrangements in connection with proceedings brought by the indemnitee against the Registrant or any of its subsidiaries or any director or officer of the Registrant or any of its subsidiaries, except in specified circumstances.
The foregoing is only a general summary of certain aspects of Irish law, the articles of association of the Registrant and the Deeds of Indemnification and the Indemnification Agreements and does not purport to be complete. It is qualified in its entirety by reference to the provisions of Irish law, the articles of association of the Registrant filed as Exhibit 4.2 hereto and the form of Deed of Indemnification and form of Indemnification Agreement filed as Exhibits 10.4 and 10.5, respectively, to the Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2013.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.	Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hazelwood, Missouri, on May 4, 2016.

MALLINCKRODT PUBLIC LIMITED COMPANY

By:	/s/ Michael-Bryant Hicks
Name: Michael-Bryant Hicks Title: Senior Vice President and General Counsel
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 4, 2016.

Signature	Title

/s/ Mark C. Trudeau	President, Chief Executive Officer and Director
Mark C. Trudeau	(Principal Executive Officer)

/s/ Matthew K. Harbaugh	Senior Vice President and Chief Financial Officer
Matthew K. Harbaugh	(Principal Financial Officer)

/s/ Kathleen A. Schaefer	Vice President and Corporate Controller
Kathleen A. Schaefer	(Principal Accounting Officer)

*	Chairman of the Board of Directors
Melvin D. Booth

*	Director
David R. Carlucci

*	Director
J. Martin Carroll

*	Director
Diane H. Gulyas

*	Director
Nancy S. Lurker

*	Director
JoAnn A. Reed

*	Director
Angus C. Russell

Signature	Title

*	Director
Virgil D. Thompson

*	Director
Kneeland C. Youngblood

*	Director
Joseph A. Zaccagnino

* Kenneth L. Wagner, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement on Form S-8.

/s/ Kenneth L. Wagner
Kenneth L. Wagner, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Certificate of Incorporation of Mallinckrodt plc (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 1, 2013, File No. 001-35803).
4.2
Amended and Restated Memorandum and Articles of Association of Mallinckrodt plc (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed July 1, 2013, File No. 001-35803).

4.3
Mallinckrodt Pharmaceuticals 2016 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for the 2016 Annual General Meeting of Shareholders filed on January 22, 2016, File No. 001-35803).

5.1	Opinion of Arthur Cox.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Arthur Cox (included in Exhibit 5.1).
24.1	Power of Attorney.